Exhibit 99.1

FOR IMMEDIATE RELEASE
INVESTOR CONTACTS:	MEDIA CONTACT:
Mark Kimbrough, Frank Morgan	Harlow Sumerford
615-344-2688	615-344-1851

HCA Healthcare Reports Fourth Quarter 2021 Results

and Provides 2022 Guidance

Company Increases Capital Spending, Authorizes Additional Share Repurchase Program and Increases Quarterly Dividend

Nashville, Tenn., January 27, 2022 – HCA Healthcare, Inc. (NYSE: HCA) today announced financial and operating results for the fourth quarter ended December 31, 2021.

Key fourth quarter metrics (all percentage changes compare 4Q 2021 to 4Q 2020 unless otherwise noted):

•	Revenues totaled $15.064 billion

•	Net income attributable to HCA Healthcare, Inc. totaled $1.814 billion, or $5.75 per diluted share

•	Adjusted EBITDA totaled $3.149 billion

•	Cash flows provided by operating activities totaled $2.443 billion

•	Same facility admissions and same facility equivalent admissions increased 0.6 percent and 4.1 percent, respectively

“The Omicron surge started to influence our business in early December. Overall, our teams continued their tremendous response, and the effects of the pandemic’s ever-changing conditions were managed well as reflected in our fourth quarter financial results,” said Sam Hazen, Chief Executive Officer of HCA Healthcare. “Across many dimensions of our business, our teams demonstrated an impressive ability to adjust quickly and effectively to three different surges during the year and deliver for our patients, our communities, and our colleagues.”

Revenues in the fourth quarter of 2021 increased to $15.064 billion, from $14.293 billion in the fourth quarter of 2020. Net income attributable to HCA Healthcare, Inc. totaled $1.814 billion, or $5.75 per diluted share, compared to $1.426 billion, or $4.13 per diluted share, in the fourth quarter of 2020. Results for the fourth quarter of 2021 include gains on sales of facilities of $563 million, or $1.33 per diluted share.

For the fourth quarter of 2021, Adjusted EBITDA totaled $3.149 billion, compared to $3.118 billion in the fourth quarter of 2020. Adjusted EBITDA is a non-GAAP financial measure. A table providing supplemental information on Adjusted EBITDA and reconciling net income attributable to HCA Healthcare, Inc. to Adjusted EBITDA is included in this release.

Same facility admissions and same facility equivalent admissions increased 0.6 percent and 4.1 percent, respectively, in the fourth quarter of 2021 compared to the prior year period. Same facility emergency room visits increased 19.6 percent in the fourth quarter of 2021, compared to the prior year period. Same facility inpatient surgeries declined 1.2 percent, and same facility outpatient surgeries increased 5.2 percent in the fourth quarter of 2021, compared to the same period of 2020. Same facility revenue per equivalent admission increased 2.2 percent in the fourth quarter of 2021, compared to the fourth quarter of 2020.

Year Ended December 31, 2021

Revenues for the year ended December 31, 2021 totaled $58.752 billion, compared to $51.533 billion in the year ended December 31, 2020. Net income attributable to HCA Healthcare, Inc. was $6.956 billion, or $21.16 per diluted share, compared to $3.754 billion, or $10.93 per diluted share, for the year ended December 31, 2020. Results for the year ended December 31, 2021 include gains on sales of facilities of $1.620 billion, or $3.69 per diluted share, and losses on retirement of debt of $12 million, or $0.03 per diluted share. Results for 2020 included losses on sales of facilities of $7 million, or $0.02 per diluted share, and losses on retirement of debt of $295 million, or $0.66 per diluted share.

For 2021, Adjusted EBITDA totaled $12.644 billion, compared to $10.037 billion in 2020. Adjusted EBITDA is a non-GAAP financial measure. A table providing supplemental information on Adjusted EBITDA and reconciling net income attributable to HCA Healthcare, Inc. to Adjusted EBITDA is included in this release.

Balance Sheet and Cash Flows from Operations

As of December 31, 2021, HCA Healthcare, Inc.’s balance sheet reflected cash and cash equivalents of $1.451 billion, total debt of $34.579 billion, and total assets of $50.742 billion. During the fourth quarter of 2021, capital expenditures totaled $1.192 billion, excluding acquisitions.

During the fourth quarter of 2021, the Company repurchased 8.469 million shares of its common stock at a cost of $2.072 billion. The Company had $586 million remaining under its repurchase authorization as of December 31, 2021. As of December 31, 2021, the Company had $3.640 billion of availability under its credit facilities.

Share Repurchase Program

The HCA Healthcare, Inc. Board of Directors has authorized an additional share repurchase program for up to $8 billion of the Company’s outstanding common stock. Repurchases will be made in accordance with applicable securities laws and may be made at management’s discretion from time to time in the open market, through privately negotiated transactions, or otherwise. The repurchase program has no time limit and may be suspended for periods or discontinued at any time.

Dividend

HCA Healthcare today announced that its Board of Directors declared a quarterly cash dividend of $0.56 per share on the Company’s common stock. The dividend will be paid on March 31, 2022 to stockholders of record at the close of business on March 17, 2022.

The declaration and payment of any future dividend will be subject to the discretion of the Board of Directors and will depend on a variety of factors, including the Company’s financial condition and results of operations and contractual restrictions. Future dividends are expected to be funded by cash balances and future cash flows from operations.

2022 Guidance

Today, the Company issued the following estimated guidance for 2022:

2022 Guidance Range
Revenues	$60.0 to $62.0 billion
Net Income Attributable to HCA Healthcare, Inc.	$5.550 to $5.835 billion
Adjusted EBITDA	$12.55 to $13.05 billion
EPS (diluted)	$18.40 to $19.20 per diluted share

Capital expenditures for 2022, excluding acquisitions, are estimated to be approximately $4.2 billion, a 17% increase from $3.577 billion in 2021.

The Company’s 2022 guidance contains a number of assumptions, including, among others, the Company’s current expectations regarding the impact of the COVID-19 pandemic, and excludes the impact of items such as, but not limited to, gains or losses on sales of facilities, losses on retirement of debt, legal claims costs and impairment of long-lived assets.

Adjusted EBITDA is a non-GAAP financial measure. A table reconciling forecasted net income attributable to HCA Healthcare, Inc. to forecasted Adjusted EBITDA is included in this release.

The Company’s guidance is based on current plans and expectations and is subject to a number of known and unknown uncertainties and risks, including those set forth below in the Company’s “Forward-Looking Statements.”

Annual Stockholders’ Meeting

The Company’s 2022 annual stockholders’ meeting will be held virtually on April 21, 2022 at 2:00 p.m. Central Daylight Time for stockholders of record as of February 25, 2022.

Earnings Conference Call

HCA Healthcare will host a conference call for investors at 9:00 a.m. Central Standard Time today. All interested investors are invited to access a live audio broadcast of the call via webcast. The broadcast also will be available on a replay basis beginning this afternoon. The webcast can be accessed at: https://investor.hcahealthcare.com/events-and-presentations

About the Company

As of December 31, 2021, HCA Healthcare operated 182 hospitals and approximately 2,200 ambulatory sites of care, including surgery centers, freestanding emergency rooms, urgent care centers and physician clinics, in 20 states and the United Kingdom.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include the Company’s financial guidance for the year ending December 31, 2022, as well as other statements that do not relate solely to historical or current facts. Forward-looking statements can be identified by the use of words like “may,” “believe,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “initiative” or “continue.” These forward-looking statements are based on our current plans and expectations and are subject to a number of known and unknown uncertainties and risks, many of which are beyond our control, which could significantly affect current plans and expectations and our future financial position and results of operations. These factors include, but are not limited to, (1) developments related to COVID-19, including, without limitation, the length and severity of the pandemic and the spread of virus strains with new epidemiological characteristics; the volume of canceled or rescheduled procedures and the volume of COVID-19 patients cared for across our health systems; measures we are taking to respond to the COVID-19 pandemic; the impact and terms of government and administrative regulation and stimulus measures (including the Families First Coronavirus Response Act, the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act, the Paycheck Protection Program and Health Care Enhancement Act, the Consolidated Appropriations Act, 2021, the American Rescue Plan Act of 2021 (“ARPA”) and other enacted and potential future legislation) and whether such programs continue or new similar programs are enacted in the future; changes in revenues due to declining patient volumes, changes in payer mix and deteriorating macroeconomic conditions (including increases in uninsured and underinsured patients); potential increased expenses related to labor, supply chain or other expenditures; workforce disruptions, including the impact of any current or future vaccine mandates; supply shortages and disruptions; and the timing, availability and adoption of effective medical treatments and vaccines (including boosters), (2) the impact of our substantial indebtedness and the ability to refinance such indebtedness on acceptable terms, as well as risks associated with disruptions in the financial markets and the business of financial institutions as the result of the COVID-19 pandemic, which could impact us from a financial perspective, (3) the impact of current and future federal and state health reform initiatives and possible changes to other federal, state or local laws and regulations affecting the health care industry, including, but not limited to, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (collectively, the “Affordable Care Act”), and the effects of additional changes to the Affordable Care Act, its implementation, or interpretation (including through executive orders and court challenges), and proposals to expand coverage of federally-funded insurance programs as an alternative to private insurance or establish a single-payer system (such reforms often referred to as “Medicare for All”), and also including any such laws or governmental regulations which are adopted in response to the COVID-19 pandemic, (4) the effects related to the implementation of sequestration spending reductions required under the Budget Control Act of 2011, related legislation extending these reductions, and those required under the Pay-As-You-Go Act of 2010 (“PAYGO Act”) as a result of the federal budget deficit impact of the ARPA, and the potential for future deficit reduction legislation that may alter these spending reductions, which include cuts to Medicare payments, or create additional spending reductions, (5) increases in the amount and risk of collectability of uninsured accounts and deductibles and copayment amounts for insured accounts, (6) the ability to achieve operating and financial targets, and attain expected levels of patient volumes and control the costs of providing services, (7) possible changes in Medicare, Medicaid and other state programs, including Medicaid supplemental payment programs or Medicaid waiver programs, that may impact reimbursements to health care providers and insurers and the size of the uninsured or underinsured population, (8) increases in wages and the ability to attract and retain qualified management and personnel, including affiliated physicians, nurses and medical and technical support personnel, (9) the highly competitive nature of the health care business, (10) changes in service mix, revenue mix and surgical volumes, including potential declines in the population covered under third-party payer agreements, the ability to enter into and renew third-party payer provider agreements on acceptable terms and the impact of consumer-driven health plans and physician utilization trends and practices, (11) the efforts of health insurers, health care providers, large employer groups and others to contain health care costs, (12) the outcome of our continuing efforts to monitor, maintain and comply with appropriate laws, regulations, policies and procedures, (13) the availability and terms of capital to fund the expansion of our business and improvements to our existing facilities, (14) changes in accounting practices, (15) changes in general economic conditions nationally and regionally in our markets, including inflation and economic and business conditions (and the impact thereof on the economy, financial markets and banking industry) resulting from the COVID-19 pandemic, (16) the emergence of and effects related to other pandemics, epidemics and infectious diseases, (17) future divestitures which may result in charges and possible impairments of long-lived assets, (18) changes in business strategy or development plans, (19) delays in receiving payments for services provided, (20) the outcome of pending and any future tax audits, disputes and litigation associated with our tax positions, (21) potential adverse impact of known and unknown government investigations, litigation and other claims that may be made against us, (22) the impact of potential cybersecurity incidents or security breaches, (23) our ongoing ability to demonstrate meaningful use of certified electronic health record (“EHR”) technology and the impact of interoperability requirements, (24) the impact of natural disasters, such as hurricanes and floods, or similar events beyond our control, (25) changes in U.S. federal, state, or foreign tax laws including interpretive guidance that may be issued by taxing authorities or other standard setting bodies, and (26) other risk factors described in our annual report on Form 10-K for the year ended December 31, 2020 and our other filings with the Securities and Exchange Commission. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

All references to “Company” and “HCA Healthcare” as used throughout this release refer to HCA Healthcare, Inc. and its affiliates.

HCA Healthcare, Inc.

Condensed Consolidated Comprehensive Income Statements

Fourth Quarter

(Dollars in millions, except per share amounts)

	2021		2020
	Amount	Ratio	Amount	Ratio
Revenues	$15,064	100.0%	$14,293	100.0%

Salaries and benefits	6,999	46.5	6,329	44.3
Supplies	2,414	16.0	2,370	16.6
Other operating expenses	2,537	16.8	2,482	17.3
Equity in earnings of affiliates	(35)	(0.2)	(6)	—
Depreciation and amortization	728	4.8	662	4.6
Interest expense	398	2.6	383	2.7
Losses (gains) on sales of facilities	(563)	(3.7)	1	—

	12,478	82.8	12,221	85.5

Income before income taxes	2,586	17.2	2,072	14.5

Provision for income taxes	581	3.9	378	2.6

Net income	2,005	13.3	1,694	11.9

Net income attributable to noncontrolling interests	191	1.3	268	1.9

Net income attributable to HCA Healthcare, Inc.	$1,814	12.0	$1,426	10.0

Diluted earnings per share	$5.75		$4.13

Shares used in computing diluted earnings per share (millions)	315.418		345.374

Comprehensive income attributable to HCA Healthcare, Inc.	$1,902		$1,439

HCA Healthcare, Inc.

Condensed Consolidated Comprehensive Income Statements

For the Years Ended December 31, 2021 and 2020

(Dollars in millions, except per share amounts)

	2021		2020
	Amount	Ratio	Amount	Ratio
Revenues	$58,752	100.0%	$51,533	100.0%

Salaries and benefits	26,779	45.6	23,874	46.3
Supplies	9,481	16.1	8,369	16.2
Other operating expenses	9,961	17.0	9,307	18.1
Equity in earnings of affiliates	(113)	(0.2)	(54)	(0.1)
Depreciation and amortization	2,853	4.9	2,721	5.3
Interest expense	1,566	2.7	1,584	3.1
Losses (gains) on sales of facilities	(1,620)	(2.8)	7	—
Losses on retirement of debt	12	—	295	0.6

	48,919	83.3	46,103	89.5

Income before income taxes	9,833	16.7	5,430	10.5

Provision for income taxes	2,112	3.6	1,043	2.0

Net income	7,721	13.1	4,387	8.5

Net income attributable to noncontrolling interests	765	1.3	633	1.2

Net income attributable to HCA Healthcare, Inc.	$6,956	11.8	$3,754	7.3

Diluted earnings per share	$21.16		$10.93

Shares used in computing diluted earnings per share (millions)	328.752		343.605

Comprehensive income attributable to HCA Healthcare, Inc.	$7,054		$3,712

HCA Healthcare, Inc.

Condensed Consolidated Balance Sheets

(Dollars in millions)

	December 31,	September 30,	December 31,
	2021	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$1,451	$1,027	$1,793
Accounts receivable	8,095	8,433	7,051
Inventories	1,986	2,019	2,025
Other	2,010	1,769	1,464

	13,542	13,248	12,333

Property and equipment, at cost	51,350	50,695	49,317
Accumulated depreciation	(27,287)	(27,148)	(26,118)

	24,063	23,547	23,199

Investments of insurance subsidiaries	438	418	388
Investments in and advances to affiliates	448	412	422
Goodwill and other intangible assets	9,540	9,153	8,578
Right-of-use operating lease assets	2,113	2,099	2,024
Other	598	685	546

	$50,742	$49,562	$47,490

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,111	$3,759	$3,535
Accrued salaries	1,912	2,134	1,720
Other accrued expenses	3,322	3,481	3,240
Long-term debt due within one year	237	250	209

	9,582	9,624	8,704

Long-term debt, less debt issuance costs and discounts of $248, $253 and $236	34,342	32,049	30,795
Professional liability risks	1,514	1,522	1,486
Right-of-use operating lease obligations	1,755	1,742	1,673
Income taxes and other liabilities	2,060	2,800	1,940

Stockholders’ equity:
Stockholders’ (deficit) equity attributable to HCA Healthcare, Inc.	(933)	(695)	572
Noncontrolling interests	2,422	2,520	2,320

	1,489	1,825	2,892

	$50,742	$49,562	$47,490

HCA Healthcare, Inc.

Condensed Consolidated Statements of Cash Flows

For the Years Ended December 31, 2021 and 2020

(Dollars in millions)

	2021	2020
Cash flows from operating activities:
Net income	$7,721	$4,387
Adjustments to reconcile net income to net cash provided by operating activities:
Increase (decrease) in cash from operating assets and liabilities:
Accounts receivable	(962)	327
Inventories and other assets	(540)	(304)
Accounts payable and accrued expenses	999	1,255
Depreciation and amortization	2,853	2,721
Income taxes	(70)	41
Losses (gains) on sales of facilities	(1,620)	7
Losses on retirement of debt	12	295
Amortization of debt issuance costs and discounts	27	30
Share-based compensation	440	362
Other	99	111

Net cash provided by operating activities	8,959	9,232

Cash flows from investing activities:
Purchase of property and equipment	(3,577)	(2,835)
Acquisition of hospitals and health care entities	(1,105)	(568)
Sales of hospitals and health care entities	2,160	68
Change in investments	(117)	(20)
Other	(4)	(38)

Net cash used in investing activities	(2,643)	(3,393)

Cash flows from financing activities:
Issuances of long-term debt	4,344	2,700
Net change in revolving credit facilities	2,780	(2,480)
Repayment of long-term debt	(3,869)	(3,437)
Distributions to noncontrolling interests	(749)	(626)
Payment of debt issuance costs	(38)	(35)
Payment of dividends	(624)	(153)
Repurchase of common stock	(8,215)	(441)
Other	(284)	(205)

Net cash used in financing activities	(6,655)	(4,677)

Effect of exchange rate changes on cash and cash equivalents	(3)	10

Change in cash and cash equivalents	(342)	1,172
Cash and cash equivalents at beginning of period	1,793	621

Cash and cash equivalents at end of period	$1,451	$1,793

Interest payments	$1,502	$1,607

Income tax payments, net	$2,182	$1,002

HCA Healthcare, Inc.

Operating Statistics

			For the Years
	Fourth Quarter		Ended December 31,
	2021	2020	2021	2020
Operations:
Number of Hospitals	182	185	182	185
Number of Freestanding Outpatient Surgery Centers*	125	121	125	121
Licensed Beds at End of Period	48,803	49,265	48,803	49,265
Weighted Average Beds in Service	41,685	42,072	42,148	42,246
Reported:
Admissions	514,706	521,917	2,089,975	2,009,909
% Change	-1.4%		4.0%
Equivalent Admissions	881,910	864,583	3,536,238	3,312,330
% Change	2.0%		6.8%
Revenue per Equivalent Admission	$17,081	$16,533	$16,614	$15,558
% Change	3.3%		6.8%
Inpatient Revenue per Admission	$17,503	$17,173	$17,211	$15,957
% Change	1.9%		7.9%
Patient Days	2,693,135	2,673,960	10,859,346	10,150,754
% Change	0.7%		7.0%
Equivalent Patient Days	4,613,947	4,429,117	18,374,013	16,728,443
% Change	4.2%		9.8%
Inpatient Surgery Cases	131,583	135,157	522,069	522,385
% Change	-2.6%		-0.1%
Outpatient Surgery Cases	265,709	252,760	1,008,236	882,483
% Change	5.1%		14.2%
Emergency Room Visits	2,166,959	1,855,823	8,475,345	7,450,307
% Change	16.8%		13.8%
Outpatient Revenues as a Percentage of Patient Revenues	37.9%	35.3%	36.5%	35.1%
Average Length of Stay (days)	5.232	5.123	5.196	5.050
Occupancy (weighted average beds in service)	70.2%	69.1%	70.6%	65.6%

Same Facility:
Admissions	510,349	507,057	2,044,211	1,950,003
% Change	0.6%		4.8%
Equivalent Admissions	871,676	837,658	3,448,584	3,203,855
% Change	4.1%		7.6%
Revenue per Equivalent Admission	$16,997	$16,623	$16,623	$15,642
% Change	2.2%		6.3%
Inpatient Revenue per Admission	$17,479	$17,260	$17,256	$16,068
% Change	1.3%		7.4%
Inpatient Surgery Cases	130,772	132,382	513,049	511,017
% Change	-1.2%		0.4%
Outpatient Surgery Cases	257,681	244,961	974,586	853,985
% Change	5.2%		14.1%
Emergency Room Visits	2,134,956	1,784,870	8,224,617	7,142,579
% Change	19.6%		15.1%

*	Excludes freestanding endoscopy centers (21 centers at both December 31, 2021 and December 31, 2020).

HCA Healthcare, Inc.

Supplemental Non-GAAP Disclosures

Operating Results Summary

(Dollars in millions, except per share amounts)

			For the Years
	Fourth Quarter		Ended December 31,
	2021	2020	2021	2020
Revenues	$15,064	$14,293	$58,752	$51,533
Net income attributable to HCA Healthcare, Inc.	$1,814	$1,426	$6,956	$3,754
Losses (gains) on sales of facilities (net of tax)	(419)	—	(1,214)	9
Losses on retirement of debt (net of tax)	—	—	9	227

Net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities and losses on retirement of debt (a)	1,395	1,426	5,751	3,990
Depreciation and amortization	728	662	2,853	2,721
Interest expense	398	383	1,566	1,584
Provision for income taxes	437	379	1,709	1,109
Net income attributable to noncontrolling interests	191	268	765	633

Adjusted EBITDA (a)	$3,149	$3,118	$12,644	$10,037

Adjusted EBITDA margin (a)	20.9%	21.8%	21.5%	19.5%
Diluted earnings per share:
Net income attributable to HCA Healthcare, Inc.	$5.75	$4.13	$21.16	$10.93
Losses (gains) on sales of facilities	(1.33)	—	(3.69)	0.02
Losses on retirement of debt	—	—	0.03	0.66

Net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities and losses on retirement of debt (a)	$4.42	$4.13	$17.50	$11.61

Shares used in computing diluted earnings per share (millions)	315.418	345.374	328.752	343.605

(a)

Net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities and losses on retirement of debt, and Adjusted EBITDA should not be considered as measures of financial performance under generally accepted accounting principles (“GAAP”). We believe net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities and losses on retirement of debt, and Adjusted EBITDA are important measures that supplement discussions and analysis of our results of operations. We believe it is useful to investors to provide disclosures of our results of operations on the same basis used by management. Management relies upon net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities and losses on retirement of debt, and Adjusted EBITDA as the primary measures to review and assess operating performance of its health care facilities and their management teams.

Management and investors review both the overall performance (including net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities and losses on retirement of debt, and GAAP net income attributable to HCA Healthcare, Inc.) and operating performance (Adjusted EBITDA) of our health care facilities. Adjusted EBITDA and the Adjusted EBITDA margin (Adjusted EBITDA divided by revenues) are utilized by management and investors to compare our current operating results with the corresponding periods during the previous year and to compare our operating results with other companies in the health care industry. It is reasonable to expect that losses (gains) on sales of facilities and losses on retirement of debt will occur in future periods, but the amounts recognized can vary significantly from period to period, do not directly relate to the ongoing operations of our health care facilities and complicate period comparisons of our results of operations and operations comparisons with other health care companies.

Net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities and losses on retirement of debt, and Adjusted EBITDA are not measures of financial performance under GAAP, and should not be considered as alternatives to net income attributable to HCA Healthcare, Inc. as a measure of operating performance or cash flows from operating, investing and financing activities as a measure of liquidity. Because net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities and losses on retirement of debt, and Adjusted EBITDA are not measurements determined in accordance with GAAP and are susceptible to varying calculations, net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities and losses on retirement of debt, and Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.

HCA Healthcare, Inc.

Supplemental Non-GAAP Disclosures

2022 Operating Results Forecast

(Dollars in millions, except per share amounts)

	For the Year Ending
	December 31, 2022
	Low	High
Revenues	$60,000	$62,000

Net income attributable to HCA Healthcare, Inc. (a)	$5,550	$5,835
Depreciation and amortization	2,980	3,020
Interest expense	1,690	1,710
Provision for income taxes	1,630	1,745
Net income attributable to noncontrolling interests	700	740

Adjusted EBITDA (a) (b)	$12,550	$13,050

Diluted earnings per share:
Net income attributable to HCA Healthcare, Inc.	$18.40	$19.20

Shares used in computing diluted earnings per share (millions)	303.000	303.000

The Company’s forecasted guidance range is based on current plans and expectations and is subject to a number of known and unknown uncertainties and risks.

(a)

The Company does not forecast the impact of items such as, but not limited to, losses (gains) on sales of facilities, losses on retirement of debt, legal claim costs (benefits) and impairments of long-lived assets because the Company does not believe that it can forecast these items with sufficient accuracy.

(b)

Adjusted EBITDA should not be considered a measure of financial performance under generally accepted accounting principles (“GAAP”). We believe Adjusted EBITDA is an important measure that supplements discussions and analysis of our results of operations. We believe it is useful to investors to provide disclosures of our results of operations on the same basis used by management. Management relies upon Adjusted EBITDA as a primary measure to review and assess operating performance of its health care facilities and their management teams.

Management and investors review both the overall performance (including net income attributable to HCA Healthcare, Inc.) and operating performance (Adjusted EBITDA) of our health care facilities. Adjusted EBITDA and the Adjusted EBITDA margin (Adjusted EBITDA divided by revenues) are utilized by management and investors to compare our current operating results with the corresponding periods during the previous year and to compare our operating results with other companies in the health care industry.

Adjusted EBITDA is not a measure of financial performance under GAAP and should not be considered as an alternative to net income attributable to HCA Healthcare, Inc. as a measure of operating performance or cash flows from operating, investing and financing activities as a measure of liquidity. Because Adjusted EBITDA is not a measurement determined in accordance with GAAP and is susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.